Exhibit 11.  Statement re computation of per share earnings
(dollars in thousands, except per share amounts)
(unaudited)

                              ---------------------------------------------------------------------
                                                     Three Months Ended,
                              ---------------------------------------------------------------------
                                           March 31, 2005                  March 31, 2004
                              ---------------------------------  ----------------------------------
                                          Weighted      Per                  Weighted       Per
                                           Average     Share                  Average      Share
                                Income     Shares      Amount      Income     Shares       Amount
                              ---------- ----------- ----------  ---------- ------------ ----------
Basic Earnings per
   Common Share
Income available to
   common shareholders           $4,420      19,134      $0.23      $3,986      19,150       $0.21
                                                     =========                           =========

Effect of Dilutive Share
Options issued                        -         422                      -         393
                              ---------  ----------             ---------- -----------

Diluted Earnings per
   Common Share                  $4,420      19,556      $0.23      $3,986      19,543       $0.20
                              =========  ========== ==========  ========== ===========   =========


All share and per share data were restated to reflect the 3-for-2 stock split declared on January 18, 2005 and paid on February 18, 2005.